March 2009 Preliminary Terms No. 8 Registration Statement No. 333-155535 Dated March 2, 2009 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 30, 2010
Performance Leveraged Upside SecuritiesSM

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments are designed to allow investors to capture enhanced returns relative to the asset’s actual positive performance. The leverage typically applies only for a certain range of price performance. In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return. At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity. The PLUS are senior unsecured obligations of JPMorgan Chase & Co. and the payment at maturity, if any, on the PLUS are subject to the credit risk of JPMorgan Chase & Co.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Maturity date:	April 30, 2010, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-2-A-I.
ETF Shares:	Shares of the iShares® MSCI EAFE Index Fund
Underlying Index:	MSCI EAFE® Index
Aggregate principal amount:	$
Payment at maturity:	If final share price is greater than initial share price, for each $10 principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final share price is less than or equal to initial share price, for each $10 principal amount PLUS,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS, but will not be less than zero.
Leveraged upside payment:	$10 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of one ETF Share on the pricing date, divided by the adjustment factor.
Final share price:	The closing price of one ETF Share on the valuation date
Adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-2-A-I.
Valuation date:	April 27, 2010, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-2-A-I.
Leverage factor:	300%
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$13.00 to $13.50 (130% to 135% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be determined on the pricing date and will not be less than $13.00 or greater than $13.50.
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	March , 2009 (expected to price on or about March 24, 2009)
Original issue date:	March , 2009 (5 business days after the pricing date)
CUSIP:	46625H381
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities Inc. (“JPMSI”)

Commissions and Issue Price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Company
Per PLUS	$10	$0.20	$9.80
Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the PLUS through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on PS-17 of the accompanying product supplement no. MS-2-A-I.

(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per PLUS. Please see “Syndicate Information” on page 5 for further details.

(3)	JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission and will use all of that commission to allow selling concessions to Morgan Stanley & Co. Incorporated (“MS & Co.”) that will depend on market conditions on the pricing date. In no event will the commission received by JPMSI and the selling concessions to be allowed to MS & Co., exceed $0.20 per $10 principal amount PLUS. See “Underwriting” beginning on page PS-43 of the accompanying product supplement no. MS-2-A-I.

Investing in the PLUS involves a number of risks. See “Risk Factors” on page PS-7 of the accompanying product supplement no. MS-2-A-I and “Risk Factors” beginning on page 8 of these preliminary terms.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The PLUS are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO. MS-2-A-I, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Product supplement no. MS-2-A-I dated March 2, 2009:
http://www.sec.gov/Archives/edgar/data/19617/000089109209000921/e34698_424b2.pdf
Prospectus supplement dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (866) 477-4776.

PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 30, 2010
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities

The iShares® MSCI EAFE Index Fund PLUS (the “PLUS”) can be used:

  As an alternative to direct exposure to the ETF Shares that enhances returns for a certain range of price performance of the ETF Shares.

  To enhance returns and potentially outperform the ETF Shares in a moderately bullish scenario.

  To potentially achieve similar levels of exposure to the ETF Shares as a direct investment while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the ETF Shares.

Maturity:	13 months
Leverage factor:	300%
Maximum payment at maturity:	$13.00 to $13.50 (130% to 135% of the stated principal amount)
Principal protection:	None

iShares® MSCI EAFE Index Fund Overview

The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®. The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc., and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Information as of market close on February 27, 2009

Bloomberg Ticker Symbol:	EFA
Current ETF Share Price:	$34.68
52 Weeks Ago:	$71.46
52 Week High (on 5/16/2008):	$78.52
52 Week Low (on 2/23/2009):	$34.52

ETF Shares Historical Performance – End of Week Closing Price January 2, 2004 to February 27, 2009

March 2009	Page 2

PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 30, 2010
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 13 month investment offers 300% leveraged upside, subject to a maximum payment at maturity of $13.00 to $13.50 (130% to 135% of the stated principal amount).

Investors can use the PLUS to triple returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the ETF Shares.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the ETF Shares within a certain range of price performance.
Best Case Scenario	The final share price increases from the initial share price and, at maturity, you will receive the maximum payment at maturity of $13.00 to $13.50 (130% to 135% of the stated principal amount).
Worst Case Scenario	The final share price declines from the initial share price and, at maturity, you will receive less than the stated principal amount by an amount proportional to the decline.

Summary of Selected Key Risks (see page 8)

  No guaranteed return of principal

  No interest or dividend payments

  Appreciation potential is limited by the maximum payment at maturity.

  The PLUS are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the PLUS.

  Secondary trading may be limited, and the inclusion of commissions and estimated cost of hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

  The market price of the PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend rate of the stocks underlying the ETF Shares and the exchange rate and volatility of the exchange rate between the U.S. dollar and the currencies in which the stocks underlying the ETF Shares trade.

  Investing in the PLUS is not equivalent to investing in the ETF Shares or the stocks underlying the ETF Shares.

  The PLUS are subject to currency exchange risk.

  There may be differences between the ETF Shares and the Underlying Index.

  The anti-dilution protection for the ETF Shares is limited.

  Adjustments to the ETF Shares by the ETF Shares publisher could adversely affect the value of the PLUS.

  Economic interests of the calculation agent and the issuer may be potentially adverse to investors.

  The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

March 2009	Page 3

PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 30, 2010
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the product supplement no. MS-2-A-I, the prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing price of one ETF Share on the valuation date. The PLUS are senior notes issued as part of JPMorgan Chase & Co.’s Series E Medium-Term Notes program. The PLUS are senior unsecured obligations of JPMorgan Chase & Co. and the payment at maturity, if any, on the PLUS are subject to the credit risk of JPMorgan Chase & Co.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March , 2009 (expected to price on or about March 24, 2009)	March , 2009 (5 business days after the pricing date)	April 30, 2010 subject to postponement due to a market disruption event and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-2-A-I.

Key Terms
Issuer:	JPMorgan Chase & Co.
ETF Shares:	Shares of the iShares® MSCI EAFE Index Fund
ETF Shares publisher:	MSCI Inc. (“MSCI”), a subsidiary of Morgan Stanley & Co. Incorporated
Issue price:	$10 per PLUS (see “Syndicate Information” on page 5)
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Payment at maturity:	If final share price is greater than initial share price, for each $10 principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final share price is less than or equal to initial share price, for each $10 principal amount PLUS,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS, but will not be less than zero.
Leveraged upside payment:	$10 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Leverage factor:	300%
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of one ETF Share on the pricing date as published on Bloomberg under the ticker symbol “EFA” or any successor symbol, divided by the adjustment factor.
Final share price:	The closing price of one ETF Share on the valuation date as published on Bloomberg under the ticker symbol “EFA” or any successor symbol.
Adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of Notes – Anti-Dilution Adjustments” in the accompanying product supplement no. MS-2-A-I.
Valuation date:	April 27, 2010, subject to adjustment for certain market disruption events.
Maximum payment at maturity:	$13.00 to $13.50 (130% to 135% of the stated principal amount) per PLUS
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the third business day following the valuation date as postponed.
Risk factors:	Please see “Risk Factors” on page 8.

March 2009	Page 4

PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 30, 2010
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	46625H381
Minimum ticketing size:	100 PLUS
Tax considerations:

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-2-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, your PLUS should be treated as “open transactions” for U.S. federal income tax purposes that, subject to the discussion of the “constructive ownership” rules in the following sentence, generate long- term capital gain or loss if held for more than one year. The PLUS may be treated as subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long- term capital gain” (as defined in Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the PLUS’s term. Our tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

Subject to certain assumptions and representations received from us, the discussion in the preceding paragraph, when read in combination with the discussion in “Risk Factors – Structure Specific Risk Factors – The tax consequences of an investment in the PLUS are unclear” in this document and the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell regarding the material U.S. federal income tax consequences of owning and disposing of PLUS.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	J.P. Morgan Securities Inc. (“JPMSI”)
Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS.

For further information on our use of proceeds and hedging, see “Use of Proceeds” in the accompanying product supplement no. MS-2-A-I.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-2-A-I.
Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

Syndicate Information
Issue price of the PLUS	Commissions	Principal amount of PLUS for any single investor
$10.0000	$0.2000	<$999K
$9.9750	$0.1750	$1MM-$2.99MM
$9.9625	$0.1625	$3MM-$4.99MM
$9.9500	$0.1500	≥$5MM

This offering summary represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying product supplement no. MS-2-A-I, the prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2009	Page 5

PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 30, 2010
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$13.00 (130% of the stated principal amount)

PLUS Payoff Diagram

How it works

  If the final share price is greater than the initial share price, then investors receive the $10 stated principal amount plus 300% of the appreciation of the closing price of one ETF Share over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity at a final share price of approximately 110% of the initial share price.

    If the closing price of one ETF Share increases from the initial share price by 5%, the investor would receive a 15% return, or $11.50.

    If the closing price of one ETF Share increases from the initial share price by 40%, the investor would receive only the hypothetical maximum payment at maturity of $13.00, or 130% of the stated principal amount.

    If the closing price of one ETF Share is less than or equal to the initial share price, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the closing price of one ETF Share as compared to the initial share price.

    If the closing price of one ETF Share declines, as compared to the initial share price, by 10%, the investor would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount.

March 2009	Page 6

PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 30, 2010
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the final share price, determined as follows:

If the final share price is greater than the initial share price:

$10 + leveraged upside payment:

subject to the maximum payment at maturity for each PLUS,

leveraged upside payment
Principal	Principal	Leverage	share percent increase

If the final share price is less than or equal to the initial share price:

$10	×	share performance factor
Principal		share performance factor
$10	×	final share price initial share price

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

March 2009	Page 7

PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 30, 2010
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. MS-2-A-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Structure Specific Risk Factors

  PLUS do not pay interest or guarantee return of principal and your investment in PLUS may result in a loss. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decline in the closing price of one ETF Share from the initial share price.

  Appreciation potential is limited to the maximum payment at maturity. The appreciation potential of PLUS is limited by the maximum payment at maturity of $13.00 to $13.50 (130% to 135% of the stated principal amount). Although the leverage factor provides 300% exposure to any increase in the final share price as compared to the initial share price at maturity, because the payment at maturity will be limited to 130% to 135% of the stated principal amount for the PLUS, the effect of the leverage factor is progressively reduced as the final share price exceeds approximately 130% to 135% of the initial share price.

  The PLUS are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the PLUS at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the PLUS.

  Market price influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which JPMSI may be willing to purchase or sell the PLUS in the secondary market, including: the closing price and expected volatility of the ETF Shares, interest and yield rates, time remaining to maturity, the dividend rate of common stocks underlying the ETF Shares, interest rates generally, geopolitical conditions and economic, the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which securities underlying the ETF Shares are traded and the correlation between that rate and the prices of ETF Shares, the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the adjustment factor, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.

  No interest or dividend payments or voting rights. Investing in the PLUS is not equivalent to investing in the ETF Shares or the stocks underlying the ETF Shares. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that are underlying the ETF Shares.

  Adjustments to the shares underlying the ETF Shares or to the MSCI EAFE® Index could adversely affect the value of the PLUS. Barclays Global Fund Advisors (“BGFA”) is the investment adviser to the ETF Shares, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index. MSCI Inc. (“MSCI”) is responsible for designing and maintaining the MSCI EAFE® Index. MSCI can add, delete or substitute the stocks underlying the MSCI EAFE® Index or make other methodological changes that could change the value of the MSCI EAFE Index® . Pursuant to an investment strategy or otherwise, BGFA may add, delete or substitute the stocks underlying the ETF Shares. Any of these actions could adversely affect the price of the stocks underlying the ETF Shares and, consequently, the value of the PLUS.

March 2009	Page 8

PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 30, 2010
Performance Leveraged Upside SecuritiesSM

  The inclusion in the original issue price of commissions and estimated cost of hedging is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the estimated cost of hedging the issuer’s obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of dealer discounts, mark-ups or other transaction costs. The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity.

  The tax consequences of an investment in the PLUS are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the PLUS, and we do not intend to request a ruling from the IRS regarding the PLUS. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the PLUS described in “Fact Sheet — General Information — Tax Considerations” in this document and in “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-2-A-I. If the IRS were successful in asserting an alternative characterization or treatment for the PLUS, the timing and character of income on the PLUS could differ materially and adversely from our description herein. Even if the characterization of the PLUS is respected, the IRS may assert that the PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the PLUS’s term. Our tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice. Non- U.S. Holders should also note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-2-A-I and consult your tax adviser regarding your particular circumstances.

March 2009	Page 9

PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 30, 2010
Performance Leveraged Upside SecuritiesSM

Risks Relating to the ETF Shares

  There are risks associated with the ETF Shares: Although the ETF Shares are listed for trading on the NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. In addition, Barclays Global Fund Advisors, which we refer to as BGFA, is the ETF Shares’ investment adviser. The ETF Shares are subject to management risk, which is the risk that the BGFA’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BGFA may select up to 10% of the ETF Shares’ assets to be invested in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the Underlying Index. Any of such action could adversely affect the market price of the ETF Shares, and consequently, the value of the Notes.

  No affiliation with the ETF Shares: To our knowledge, we are not currently affiliated with any issuers of the stocks underlying the ETF Shares. We assume no responsibility for the adequacy of the information about the ETF Shares and the Underlying Index contained in this preliminary terms or in product supplement no. MS-2-A-I. You should make your own investigation into the ETF Shares and the Underlying Index. We are not responsible for the ETF Shares’ public disclosure of information, whether contained in SEC filings or otherwise.

  Differences between the ETF Shares and the Underlying Index: The ETF Shares do not fully replicate the Underlying Index, may hold securities not included in the Underlying Index and their performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the ETF Shares and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the ETF Shares and the Underlying Index. Finally, because the ETF Shares are traded on the NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the Underlying Index.

  The PLUS are subject to currency exchange risk: Because the prices of the equity securities underlying the ETF Shares are converted into U.S. dollars for the purposes of calculating the net asset value of the ETF Shares, holders of the PLUS will be exposed to currency exchange rate risk with respect to the currencies in which securities underlying the ETF Shares are traded. Your net exposure will depend on the extent to which the currencies in which securities underlying the ETF Shares are traded strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the currencies in which securities underlying the ETF Shares are traded, the net asset value of the ETF Shares will be adversely affected and the amount we pay you at maturity, if any, may be reduced.

  Non-U.S. securities risk: The equity securities that compose the ETF Shares have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

  Owning the PLUS is not the same as owning the ETF Shares: Owning the PLUS is not the same as owning the ETF Shares. Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the PLUS. If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the Notes may not increase comparably, if at all. It is possible for the closing price of the ETF Shares to increase moderately while the value of the PLUS declines.

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PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 30, 2010
Performance Leveraged Upside SecuritiesSM

Other Risk Factors

  The anti-dilution protection for the ETF Shares is limited: The calculation agent will make adjustments to the adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the PLUS may be materially and adversely affected.

  Secondary trading may be limited. The PLUS will not be listed on a securities exchange. There may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. JPMSI may act as a market maker for the PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which JPMSI is willing to buy the PLUS. If at any time JPMSI or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the PLUS.

  Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the initial share price and the final share price, and will calculate the amount of payment you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuance of the ETF Shares, and any anti-dilution adjustments, may affect the payout to you at maturity.

  Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date could potentially affect the initial share price and, therefore, could increase the level that the final share price must reach before you receive a payment at maturity that exceeds the issue price of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the final share price and, accordingly, the amount of cash an investor will receive at maturity.

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PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 30, 2010
Performance Leveraged Upside SecuritiesSM

Information about the ETF Shares and the Underlying Index

The iShares® MSCI EAFE Index Fund. The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares® Trust (“iShares”), a registered investment company. iShares consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®. Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 033-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This preliminary terms relates only to the PLUS offered hereby and does not relate to the shares underlying the ETF Shares. We have derived all disclosures contained in this preliminary terms regarding iShares from the publicly available documents described in the preceding paragraph. In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the shares underlying the ETF Shares (and therefore the price of the shares underlying the ETF Shares at the time we priced the PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the ETF Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws. As a prospective purchaser of the PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in securities linked to the ETF Shares.

iShares® is a registered trademark of Barclays Global Investors, N.A. (“BGI”). The PLUS are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The MSCI EAFE® Index. The MSCI EAFE Index is calculated, published and disseminated daily by MSCI Inc., or MSCI®, and comprises the equity securities underlying the MSCI indices of 21 selected countries in Europe and Asia, as well as Australia and New Zealand. The MSCI EAFE® Index is described under the heading “The MSCI EAFE® Index” in the accompanying product supplement no. MS-2-A-I.

License Agreement between MSCI and J.P. Morgan Securities Inc. We have entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the MSCI EAFE® Index, which is owned and published by MSCI, in connection with certain securities, including the PLUS. See “The iShares® MSCI EAFE Index Fund — License Agreement with MSCI” in the accompanying product supplement no. MS-2-A-I.

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PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 30, 2010
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from January 2, 2004 through February 27, 2009. The closing price of one ETF Share on February 27, 2009 was $34.68. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of one ETF Share should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share on the valuation date.

iShares® MSCI EAFE Index Fund	High ($)	Low ($)	Period End ($)
2004
First Quarter	48.10	45.12	47.20
Second Quarter	48.10	43.38	47.67
Third Quarter	47.40	44.47	47.13
Fourth Quarter	53.42	47.13	53.42
2005
First Quarter	55.25	51.26	52.96
Second Quarter	53.83	51.28	52.39
Third Quarter	53.48	51.95	58.10
Fourth Quarter	60.94	54.72	59.43
2006
First Quarter	65.38	60.33	64.92
Second Quarter	70.58	59.46	65.39
Third Quarter	68.36	61.70	67.75
Fourth Quarter	74.33	67.94	73.22
2007
First Quarter	76.72	70.90	76.26
Second Quarter	81.78	76.50	80.77
Third Quarter	83.62	73.94	82.59
Fourth Quarter	86.10	78.24	78.50
2008
First Quarter	78.35	68.34	71.90
Second Quarter	78.52	68.08	68.67
Third Quarter	68.00	53.08	56.30
Fourth Quarter	55.88	35.73	44.86
2009
First Quarter (through February 27, 2009)	45.44	34.52	34.68

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PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 30, 2010
Performance Leveraged Upside SecuritiesSM

Supplemental Plan of Distribution

We expect that delivery of the PLUS will be made against payment for the PLUS on or about the original issue date set forth on the front cover of this preliminary terms, which will be the fifth business day following the pricing date of the PLUS (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade PLUS on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Subject to regulatory constraints, JPMSI intends to use its reasonable efforts to offer to purchase the PLUS in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS and JPMSI and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-17 of the accompanying product supplement no. MS-2-A-I.

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PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due April 30, 2010
Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information?

You may revoke your offer to purchase the PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these PLUS are a part, and the more detailed information contained in product supplement no. MS-2-A-I dated March 2, 2009.

This document, together with the documents listed below, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-2-A-I, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. MS-2-A-I dated March 2, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209000921/e34698_424b2.pdf
  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

March 2009	Page 15